Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACTS:	Nina Devlin (Media) 724.514.1968 Kris King (Investors) 724.514.1813

MYLAN TO ACQUIRE ABBOTT’S NON-U.S. DEVELOPED MARKETS SPECIALTY AND BRANDED GENERICS BUSINESS IN AN ALL-STOCK TRANSACTION

Brings Differentiated, Attractive Product Portfolio and Enhanced Commercial Platform, Diversifying Mylan’s Business and Adding New Sales Channels in Acquired Markets

Immediately and Significantly Accretive to Earnings, with Opportunity to Accelerate Target of at Least $6.00 in Adjusted Diluted EPS in 20181

Creates Significantly Enhanced Financial Flexibility and More Competitive Global Tax Structure for Future Opportunities

PITTSBURGH – July. 14, 2014 – Mylan Inc. (NASDAQ: MYL) today announced that it has entered into a definitive agreement with Abbott (NYSE: ABT) whereby Mylan will acquire Abbott’s non-U.S. developed markets specialty and branded generics business (“the Assets”) in an all-stock transaction. Upon closing, Abbott will receive 105 million shares of the combined company worth approximately $5.3 billion based on Mylan’s closing price of $50.20 on Friday, July 11, 2014, representing an approximately 21% ownership stake. The transaction will instantly further diversify Mylan’s business and strengthen its commercial platform outside the U.S., building new opportunities for growth and additional sales channels in the acquired markets. It also is expected to provide Mylan with significant additional financial firepower to pursue future opportunities, an additional $600 million of annual post-close EBITDA, an optimized global tax structure and enhanced balance sheet capacity.

The Assets, which are being acquired on a debt-free basis, include an attractive portfolio of more than 100 specialty and branded generic pharmaceutical products in five major therapeutic areas (cardio/metabolic, gastrointestinal, anti-infective/respiratory, CNS/pain and women’s and men’s health) and include several patent protected, novel and/or hard-to-manufacture products with continued growth potential. With a strong presence in Europe, Japan, Canada, Australia and New Zealand, the Assets are expected to provide approximately $1.9 billion in annual additional revenues at deal close. The business includes an active sales organization of approximately 2,000 representatives in more than 40 non-U.S. markets, as well as two high-quality manufacturing facilities.

[1]	Stated 2018 target; targets beyond 2014 do not reflect Company guidance

1000 Mylan Boulevard, Canonsburg, PA 15317        P: 724.514.1800            F: 724.514.1870            Mylan.com

Following the transaction, Mylan expects to have approximately $10 billioni in pro forma 2014 sales, adjusted EBITDA of approximately $3 billion at transaction close, an attractive and diverse portfolio of more than 1,400 specialty and generic products, an enhanced global commercial infrastructure, and an expanded high-quality manufacturing platform.

Mylan Executive Chairman Robert J. Coury commented, “We have been actively looking at a wide range of opportunities, and the acquisition of this business is absolutely the right next strategic transaction for Mylan as it builds on our strong momentum, expands and further diversifies our business in our largest markets outside of the U.S., and clearly positions Mylan for the next phase of growth through enhanced financial flexibility and a more competitive global tax structure. In addition to maximizing our growth drivers, the transaction is expected to be immediately and significantly accretive, and to create significant additional cash financial flexibility at close, which we fully intend to put to use to fund future opportunities in this continually consolidating sector. The numerous strategic and financial benefits of this transaction will allow Mylan to potentially accelerate achievement of our long-term financial targets to the benefit of our shareholders.”

Mylan CEO Heather Bresch said, “We targeted this differentiated business with a complementary portfolio of attractive specialty and branded generic products, many of which have strong continued growth potential. The Assets also have an impressive commercial infrastructure and capabilities, which provide us with reach in the physician and patient channels in the acquired markets, complementing our reach in pharmacies. This enhanced commercial platform will help us drive the continued expansion of EpiPen® Auto-Injector globally and enable us to more effectively launch important growth drivers, such as respiratory and biologics. We believe Mylan is uniquely positioned to realize improved financial performance and profitability from these assets by leveraging our integrated, efficient operating platform, more effectively distributing the portfolio across channels, and maintaining a greater strategic focus on key products. We have experience successfully integrating large, complex transactions such as this one, and we are confident in our ability to deliver the value inherent from this combination.”

Bresch continued, “In addition to creating value for our shareholders, this transaction delivers on our mission of providing the world’s 7 billion people access to high-quality medicine. The Abbott team associated with this business shares Mylan’s uncompromising commitment to quality, our high-performance culture and our passion for making a difference. We look forward to welcoming them and their strong sales organization to Mylan and benefiting from their capabilities.”

“Mylan is the right organization for our developed markets branded generics business,” said Miles D. White, Chairman and Chief Executive Officer of Abbott. “Mylan has the scale and breadth across critical distribution channels and a complementary portfolio that will quickly position this business for success. Mylan also shares our commitment to patients and product quality.”

Strategic Rationale

This transaction further diversifies Mylan’s business outside of the U.S. by adding a differentiated and attractive portfolio of durable specialty and branded generic products and providing entry into the over-the-counter market. Key products include Creon®, Influvac®, Brufen®, Amitiza® and Androgel®, among others.

The addition of the Assets also enhances Mylan’s geographic reach and provides Mylan with enhanced scale and critical mass in Mylan’s largest markets outside of the U.S. The transaction is expected to approximately double Mylan’s revenues in Europe by strengthening its presence in Italy, the United Kingdom, Germany, France, Spain and Portugal, among others. It also is expected to more than double Mylan’s revenues in Canada and Japan, and build on Mylan’s business in Australia and New Zealand. The transaction also provides Mylan with a meaningful presence in the specialty and branded generics market in Central and Eastern Europe.

The combination significantly expands Mylan’s commercial platform and capabilities. The business’s strong salesforce in key developed markets enhances Mylan’s reach with physicians and patients and complements Mylan’s existing strength in pharmacies. This platform provides Mylan with the enhanced infrastructure and expertise to more effectively execute on growth drivers that require access to the physician channel, such as the global expansion of EpiPen® Auto-Injector® and the launch of biologics and respiratory products, including generic Seretide® and generic Advair®.

Mylan expects to maximize the business’s strong portfolio and attractive financial profile to drive enhanced financial performance from the business, including stabilizing revenues and growing EBITDA and EBITDA margins.

Financial Highlights

The transaction is expected to be immediately and significantly accretive to Mylan, with expected year one adjusted diluted EPS accretion of approximately $0.25, increasing thereafter through 2018. The combination is expected to deliver in excess of $200 million in pre-tax operational efficiencies by the end of year three post-close.

Mylan’s pro forma leverage at close is expected to be approximately 2.3x debt-to-adjusted EBITDA, substantially below current levels, giving the company ample financial flexibility to pursue future opportunities. Strong cash flow generation will further enhance Mylan’s balance sheet and financial flexibility and create additional shareholder value. Finally, the transaction is expected to lower Mylan’s tax rate to approximately 20-21% in the first full year, and to the high teens thereafter, enhancing the company’s competitiveness.

Mylan believes this transaction gives it the potential to accelerate its previously stated financial targets for 2018, including at least $6.00 in adjusted diluted EPS.ii

Transaction Structure

Abbott will carve out the Assets and transfer them to a new public company (“New Mylan”) organized in the Netherlands. Immediately following the transfer, Mylan will merge with a wholly owned subsidiary of New Mylan, and New Mylan will become the parent company of Mylan. The new public company will be called Mylan N.V. and will be led by the current Mylan leadership team and headquartered in Pittsburgh.

Under the terms of the transaction agreement, Abbott will receive 105 million shares of New Mylan upon closing, resulting in Mylan shareholders owning approximately 79% of New Mylan and Abbott indirectly owning approximately 21% of New Mylan. Mylan shareholders will recognize gain for U.S. federal income tax purposes on the exchange of Mylan common shares for New Mylan ordinary shares.

Shares of New Mylan will continue to trade in the U.S. on the NASDAQ under Mylan’s existing ticker symbol MYL.

The transaction has been unanimously approved by Mylan’s Board of Directors and is expected to close in the first quarter of 2015, subject to certain closing conditions, including regulatory clearances and approval by Mylan’s shareholders.

Centerview Partners served as financial advisor to Mylan, and Cravath, Swaine & Moore LLP served as its legal advisor.

Investor Call Information

Mylan’s management team will hold an investor conference call and webcast this morning at 8:00 a.m. EDT to discuss the transaction. To participate in the conference call, please use the following dial-in:

Conference ID:	74158970
Participant Toll-Free Dial-In Number:	(800) 514-4861
Participant International Dial-In Number:	(678) 809-2405

To access the live webcast, including the slide presentation, please go to the Investor Relations page of Mylan’s website, mylan.com/investors, at least 15 minutes before the event is scheduled to begin to register and download or install any necessary software. A replay of the webcast will be available at mylan.com/investors, for a limited time.

Forward-Looking Statements

This press release contains “forward-looking statements.” These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and may often be identified by the use of words such as “will”, “may”, “could”, “should,” “would”, “project”, “believe”, “anticipate”, “expect”, “plan,” “estimate”, “forecast”, “potential”, “intend”, “continue”, “target” and variations of these words or comparable words. Such forward-looking statements include, without limitation, statements regarding the proposed acquisition of the Assets by Mylan, the expected timetable for completing the transaction, benefits and synergies of the transaction, future opportunities for the combined company and products and any other statements regarding Mylan’s and the acquired business’s future operations, anticipated business levels, future earnings, planned activities, anticipated growth, market opportunities, strategies, competition, and other expectations and targets for future periods. Because forward-looking statements inherently involve risks and uncertainties, actual future results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: the parties’ ability to meet expectations regarding the timing, completion and accounting and tax treatments of the transaction; changes in relevant tax and other laws; the parties’ ability to consummate the transaction; the conditions to the completion of the transaction, including the receipt of approval of Mylan’s shareholders; the regulatory approvals required for the transaction not being obtained on the terms expected or on the anticipated schedule; inherent uncertainties involved in the estimates and judgments used in the preparation of financial statements, and the providing of estimates of financial measures, in accordance with GAAP and related standards or on an adjusted basis; the integration of the acquired business by Mylan being more difficult, time-consuming or costly than expected; operating costs, customer loss and business disruption (including, without limitation, difficulties in maintaining relationships with employees, customers, clients or suppliers) being greater than expected following the transaction; the retention of certain key employees of the acquired business being difficult; Mylan’s and the acquired business’s expected or targeted future financial and operating performance and results; the combined company’s capacity to bring new products to market, including but not limited to where it uses its business judgment and decides to manufacture, market, and/or sell products, directly or through third parties, notwithstanding the fact that allegations of patent infringement(s) have not been finally resolved by the courts (i.e., an “at-risk launch”); the scope, timing and outcome of any ongoing legal proceedings and the impact of any such proceedings on Mylan’s and the acquired business’s consolidated financial condition, results of operations or cash flows; Mylan’s and the acquired business’s ability to protect their intellectual property and preserve their intellectual property rights; the effect of any changes in customer and supplier relationships and customer purchasing patterns; the ability to attract and retain key personnel; changes in third-party relationships; the impacts of competition; changes in economic and financial conditions of Mylan’s business or the acquired business; uncertainties and matters beyond the control of management; and the possibility that Mylan may be unable to achieve expected synergies and operating efficiencies in connection with the transaction within the expected time-frames or at all and to successfully integrate the acquired business. For more detailed information on the risks and uncertainties associated with Mylan’s business activities, see the risks described in Mylan’s Annual Report on Form 10-K for the year ended December 31, 2013 filed with the Securities and Exchange Commission (“SEC”). You can access Mylan’s Form 10-K through the SEC website at www.sec.gov, and Mylan strongly encourages you to do so. Mylan undertakes no obligation to update any statements herein for revisions or changes after the date of this press release.

Non-GAAP Financial Measures

Non-GAAP financial measures should be considered only as a supplement to, and not as a substitute for or as a superior measure to, financial measures prepared in accordance with GAAP.

Additional Information and Where to Find It

In connection with the proposed acquisition of the Assets by Mylan, New Mylan and Mylan intend to file relevant materials with the SEC, including a New Mylan registration statement on Form S-4 that will include a proxy statement of Mylan that also constitutes a prospectus of New Mylan. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS AND ANY OTHER RELEVANT DOCUMENTS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT MYLAN, NEW MYLAN, THE ASSETS AND THE PROPOSED TRANSACTION. A definitive proxy statement will be sent to shareholders of Mylan seeking approval of the proposed transaction. The proxy statement/prospectus and other documents relating to the proposed transaction (when they are available) can be obtained free of charge from the SEC’s website at www.sec.gov. These documents (when they are available) can also be obtained free of charge from Mylan upon written request to Mylan at 724.514.1813 or investor.relations@mylan.com.

Participants in Solicitation

This press release is not a solicitation of a proxy from any investor or shareholder. However, Mylan, New Mylan and certain of their directors and executive officers may be deemed to be participants in the solicitation of proxies in connection with the proposed transaction under the rules of the SEC. Information regarding Mylan’s directors and executive officers may be found in its definitive proxy statement relating to its 2014 Annual Meeting of Shareholders filed with the SEC on March 10, 2014. This document can be obtained free of charge from the sources indicated above. Additional information regarding the interests of these participants will also be included in the proxy statement/prospectus when it becomes available.

Non-Solicitation

This communication shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Mylan is a global pharmaceutical company committed to setting new standards in health care. Working together around the world to provide 7 billion people access to high quality medicine, we innovate to satisfy unmet needs; make reliability and service excellence a habit; do what’s right, not what’s easy; and impact the future through passionate global leadership. We offer a growing portfolio of more than 1,300 generic pharmaceuticals and several brand medications. In addition, we offer a wide range of antiretroviral therapies, upon which approximately 40% of HIV/AIDS patients in developing countries depend. We also operate one of the largest active pharmaceutical ingredient manufacturers and currently market products in approximately 140 countries and territories. Our workforce of more than 20,000 people is dedicated to improving the customer experience and increasing pharmaceutical access to consumers around the world. But don’t take our word for it. See for yourself. See inside. mylan.com

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[i]	Based on the midpoint of Mylan’s guidance range for 2014
ii	Targets beyond 2014 do not reflect Company guidance